Exhibit 12.1

Boston Edison Company
Computation of Ratio of Earnings to Fixed Charges
Twelve Months Ended June 30, 2006
(in thousands)

Net income from continuing operations	$148,954
Less: Equity income from investees	453
Plus: distributed income of equity investees	923
Income taxes	95,701
Fixed charges (including securitization certificates)	96,068
Total	$341,193

Interest expense	$90,815
Interest component of rentals	5,253
Total	$96,068

Ratio of earnings to fixed charges	3.55

Exhibit 12.2

Boston Edison Company
Computation of Ratio of Earnings to Fixed Charges
and Preferred Stock Dividend Requirements
Twelve Months Ended June 30, 2006
(in thousands)

Net income from continuing operations (before preferred stock dividend)	$148,954
Less: equity income from investees	453
Plus: distributed income of equity investees	923
Income taxes	95,701
Fixed charges (including securitization certificates)	96,068
Total	$341,193

Interest expense	$90,815
Interest component of rentals	5,253
Subtotal	96,068
Preferred stock dividend requirements	3,219
Total	$99,287

Ratio of earnings to fixed charges and preferred stock dividend requirements	3.44